Exhibit 7.2

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of April 15, 2025 (this “Agreement”), is entered into by and among Reticulate Micro, Inc., a Nevada corporation (the “Company”), RMX Industries Inc., a Texas corporation (“RMX”), and the shareholders of RMX (each a “RMX Shareholder” and together the “RMX Shareholders”) on the signature page to this Agreement. The Company, RMX and RMX Shareholders are individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

A.  The RMX Shareholders own the number of issued and outstanding shares of class A common stock of RMX (the “RMX Shares”) set forth on Exhibit A hereto.

B.  The Company is willing to acquire all of the RMX Shares, making RMX a wholly owned subsidiary of the Company, and the RMX Shareholders desire to exchange all of their RMX Shares for such number of the Company’s authorized but unissued shares of class A common stock as hereinafter provided.

C.  The Company shall acquire all of the issued and outstanding RMX Shares held by the RMX Shareholders in exchange for an aggregate of 8,555,393 shares of class A common stock in the Company (the “Company Shares”) (such exchange of the Company Shares for the RMX Shares is referred to in this Agreement as the “Exchange”). Each RMX Shareholder shall receive the number of Company Shares set forth opposite each RMX Shareholders name on Exhibit A hereto.

D.  It is the intention of the parties hereto that the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, (the “Securities Act”), under the applicable securities laws of the state or jurisdiction where the RMX Shareholders reside.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

1.  EXCHANGE OF SHARES.

(a)  Exchange of Shares. The Company and each of the RMX Shareholders hereby agree that each of the RMX Shareholders shall, on the date hereof or as soon as practicable after the date hereof (the “Closing Date”), transfer to the Company all of its RMX Shares as set out in Exhibit A, and the Company shall cause its transfer agent to issue to each of the RMX Shareholders the number of the Company Shares set forth in Exhibit A hereto.

(b)  Delivery of RMX Shares and Company Shares. On the Closing Date, automatically, and without any action on the part of the RMX Shareholders, the Company shall become the sole owner of all of the RMX Shares and RMX shall reflect such transfer of the RMX Shares on the books of RMX. Simultaneously, on the Closing Date, the Company’s board of directors shall sign resolutions approving the issuance of the Company Shares and directing the Company’s transfer agent to issue the Company Shares to the RMX Shareholders in the amounts set forth in Exhibit A hereto.

2.  REPRESENTATIONS AND WARRANTIES OF THE RMX SHAREHOLDERS.

Each of the RMX Shareholders hereby severally (and not jointly) represents and warrants to the Company with respect to itself, as follows:

(a)  Good Title. The RMX Shareholder is the record and beneficial owner, and has good title to its RMX Shares, with the right and authority to sell and deliver such RMX Shares. Upon delivery of the certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of the Company as the new owner of such RMX Shares in the share register of RMX, the Company will receive good title to such RMX Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances.

(b)  Organization. If an entity, the RMX Shareholder is duly organized and validly existing in its jurisdiction of organization.

(c)  Power and Authority. The RMX Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the RMX Shareholder to enter into this Agreement and to carry out the Exchange have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the RMX Shareholder, enforceable against the RMX Shareholder in accordance with the terms hereof.

(d)  No Conflicts. The execution and delivery of this Agreement by the RMX Shareholder and the performance by the RMX Shareholder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign under any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree; (ii) will not violate any laws applicable to the RMX Shareholder; and (iii) will not violate or breach any contractual obligation to which the RMX Shareholder is a party.

(e)  Litigation. There is no pending proceeding against the RMX Shareholder that involves the RMX Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, the Exchange and, to the knowledge of the RMX Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

(f)  Purchase Entirely for Own Account. The RMX Shareholder is acquiring the Company Shares proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the RMX Shareholder has no present intention of selling or otherwise distributing the Company Shares, except in compliance with applicable securities laws.

(g)  Available Information. The RMX Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Company and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Company Shares.

(h)  Non-Registration. The RMX Shareholder understands that the Company Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the RMX Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Company Shares in accordance with the Company’s articles of incorporation or bylaws or the laws of its jurisdiction of incorporation.

(i)  Restricted Securities. The RMX Shareholder understands that the Company Shares are characterized as “restricted securities” under the Securities Act in as much as this Agreement contemplates that, if acquired by the RMX Shareholder pursuant hereto, the Company Shares would be acquired in a transaction not involving a public offering. The issuance of the Company Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering. The RMX Shareholder further acknowledges that if the Company Shares are issued to the RMX Shareholder in accordance with the provisions of this Agreement, such Company Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The RMX Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(j)  Legends. It is understood that the Company Shares, if certificated, will bear the following legend or one that is substantially similar to the following legend and if not certificated a book entry note with the following legend relating to the Company Shares shall be included in the official ledger of the Company:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(k)  Additional Legend. Additionally, the Company Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

(l)  Investment Representations. Each of the RMX Shareholders represents and warrants to the Company as follows: The Company Shares are being acquired by the RMX Shareholder for its account, for investment purposes and not with a view to the sale or distribution of all or any part of the Company Shares, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act, and the rules and regulations promulgated thereunder. The RMX Shareholder has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of an investment in the Company Shares. The RMX Shareholder has reviewed copies of such documents and other information as the RMX Shareholder has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Company Shares. The RMX Shareholder understands that the Company Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering the Company Shares or an available exemption from registration under the Securities Act, the Company Shares must be held indefinitely. Further, the RMX Shareholder understands and has the financial capability of assuming the economic risk of an investment in the Company Shares for an indefinite period of time. The RMX Shareholder has been advised by the Company that the RMX Shareholder will not be able to dispose of the Company Shares, or any interest therein, without first complying with the relevant provisions of the Securities Act and any applicable state securities laws. The RMX Shareholder understands that the provisions of Rule 144 promulgated under the Securities Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Company Shares. The RMX Shareholder acknowledges that the Company is under no obligation to register the Company Shares or to furnish any information or take any other action to assist the undersigned in complying with the terms and conditions of any exemption which might be available under the Securities Act or any state securities laws with respect to sales of the Company Shares in the future. The RMX Shareholder is an “accredited investor” as defined in rule 501(a) of Regulation D of the Securities Act.

(m)  Market Standoff. In connection with any public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, each RMX Shareholder agrees that no RMX Shareholder shall directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Company Shares without the prior written consent of the Company or its managing underwriter. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriter. In no event, however, shall such period exceed twelve (12) months plus such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions. For consideration received and acknowledged, each RMX Shareholder, in its capacity as a securityholder of the Company as a result of the Exchange, hereby appoints the Chief Executive Officer and/or Chief Financial Officer of the Company to act as its true and lawful attorney with full power and authority on its behalf to execute and deliver all documents and instruments and take all other actions necessary in connection with the matters covered by this Section 2(m) and any lock-up agreement required to be executed pursuant to any underwriting agreement in connection with any public offering of the Company. Such appointment shall be for the limited purposes set forth above.

(n)  RMX Shareholders that are Not United States Persons. If the RMX Shareholder is not a “U.S. Person,” as such term is defined in Regulation S promulgated under the Securities Act, the RMX Shareholder hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Company Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the exchange of the Company Shares, (ii) any foreign exchange restrictions applicable to such exchange, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the exchange, holding, redemption, sale, or transfer of the Company Shares. The RMX Shareholder’s subscription and payment for and continued beneficial ownership of the Company Shares will not violate any applicable securities or other laws of the RMX Shareholder’s jurisdiction.

(o)  Further Documentation. The RMX Shareholders shall, upon request by RMX, provide any additional certificates or representations required to establish an exemption from applicable securities legislation prior to the transfer of any RMX Shares.

3.  REPRESENTATIONS AND WARRANTIES OF RMX.

RMX hereby represents and warrants to the Company as follows:

(a) Organization, Standing and Power. RMX is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted. RMX is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary.

(b) Authority; Execution and Delivery; Enforceability. RMX has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Exchange. The execution and delivery by RMX of this Agreement and the consummation by RMX of the Exchange have been duly authorized and approved by the board of directors of RMX and no other corporate proceedings on the part of RMX are necessary to authorize this Agreement and the Exchange. When executed and delivered, this Agreement will be enforceable against RMX in accordance with its terms.

(c) No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificate of formation, bylaws or other constituent instruments of RMX; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which RMX is a party or by or to which RMX or any of its assets or properties may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon RMX, or upon the properties or business of RMX; or (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of RMX.

(d) Actions and Proceedings. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility against or affecting RMX or any of its respective properties which adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the RMX Shares.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to RMX and the RMX Shareholders as follows:

(a) Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary.

(b) Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Exchange. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Exchange have been duly authorized and approved by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Exchange. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms.

(c) Capital Structure. The authorized capital stock of the Company consists of (i) 200,000,000 shares of common stock, of which, 196,400,000 shares are designated “Class A Common Stock,” $0.001 par value per share, and 3,600,000 shares are designated as “Class B Common Stock,” $0.001 par value per share; and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share. Immediately prior to the Closing Date, there are 10,920,853 shares of Class A Common Stock issued and outstanding, 2,000,000 shares of Class B Common Stock issued and outstanding, and no shares of preferred stock issued and outstanding.

(d)  No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the articles of incorporation, bylaws or other constituent instruments of the Company; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which the Company is a party or by or to which the Company or any of its assets or properties may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon the Company, or upon the properties or business of the Company; or (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of the Company.

(e)  Actions and Proceedings. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility against or affecting the Company or any of its respective properties which adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Company Shares.

5.  MISCELLANEOUS.

(a) Waivers. The waiver of a breach of this Agreement or the failure of any Party hereto to exercise any right under this Agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

(b) Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by Company, a majority in interest of the RMX Shareholders and RMX.

(c) Assignment. This Agreement is not assignable except by operation of law.

(d) Notices. Until otherwise specified in writing, the mailing addresses of the Parties of this Agreement shall be as set forth on Exhibit A to this Agreement. Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other Parties at the address indicated on Exhibit A hereto or at such other address which shall have been furnished in writing to the addressor.

(e) Consent to Receive Notices by Electronic Transmission. Each RMX Shareholder hereby consents to the delivery of corporate notices by electronic transmission for all purposes and to the fullest extent permitted by law, including the fullest extent set forth in the Nevada Revised Statutes. This consent applies to any and all notices required to be given to the RMX Shareholders for any purpose, including under the Nevada Revised Statutes or the Company’s articles of incorporation, bylaws or otherwise. This consent also applies to any and all notices required to be given to the RMX Shareholders pursuant to any investor rights, stockholder rights, voting rights, right of first refusal and co-sale, registration rights or other similar stockholder agreement in respect of the Company or its shares of capital stock, unless otherwise expressly indicated in the applicable agreement. All notices sent by electronic mail will be considered given and received as of and on the date of electronic transmission thereof.

(f) Governing Law. This Agreement shall be construed, and the legal relations among the Parties determined, in accordance with the laws of the State of Nevada, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

(g) Publicity. Save for any publication or other information requiring disclosure as part of the Company’s public offerings, including its ongoing Regulation A offering, or thereafter, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other Parties, which in the case of the RMX Shareholders, shall mean a majority of them in interest.

(h) Entire Agreement. This Agreement (including the exhibits hereto) contains the entire agreement among the Parties with respect to the Exchange and related transactions, and supersedes all prior agreements, written or oral, with respect thereto.

(i) Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j) Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

(k)  Counterparts; Facsimile or Email Execution. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document. Facsimile, email or other means of electronic transmission execution and delivery of this Agreement is legal, valid and binding for all purposes.

(l) Expenses. Each Party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

(m) Further Assurances. Each of the Parties shall execute such documents and other papers and take such further actions as may be required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement on the date first above written.

Reticulate Micro, Inc.

By:	/s/ Amit Shrestha
Name:	Amit Shrestha
Title:	Chief Financial Officer

Address:	4220 Duncan Ave, Ste 201
St. Louis, MO, 63110
Email:	amit@reticulate.io

RMX Industries Inc.

By:	/s/ Michael Chermak
Name:	Michael Chermak
Title:	Executive Chairman

Address:	4514 Cole Avenue, Suite 600
Dallas, TX 75205
Email:	chermakm@reticulate.io

RMX SHAREHOLDERS:

/s/ Michael Chermak
Michael Chermak

/s/ Amit Shrestha
Amit Shrestha

/s/ John Dames
John Dames

/s/ Rich Propper
Rich Propper

K2 Endeavor DMCC

By:	/s/ Karl Kit
Karl Kit, Managing Director

EXHIBIT A

Share Exchange

Name and Address of RMX Shareholder	Number of RMX Shares to be Exchanged	Number of Company Shares to be Received
K2 Endeavor DMCC Reef Tower, Cluster O Jumeirah Lake Towers, Dubai, UAE Attn: Karl Kit	7,205,393	7,205,393

Michael Chermak 17090 Via Serenidad Ramona, CA 92065	500,000	500,000

Amit Shrestha 19275 Skyridge Circle Boca Raton, FL 33498	250,000	250,000

John Dames 2519 S 12th St St. Louis, MO 63104	250,000	250,000

Rich Propper 16521 Riverwind Drive Jupiter, FL 33477	350,000	350,000

TOTALS	8,555,393	8,555,393